TIDAL ETF TRUST 485BPOS

Exhibit 99(d)(xxxxvi)(1)

FIRST AMENDMENT TO THE

SUB-ADVISORY ADVISORY AGREEMENT

This First Amendment dated as of June 27, 2023, to the Sub-Advisory Agreement dated as of April 27, 2023 (the “Agreement”) is entered into by and between Toroso Investments, LLC (the “Adviser”) and Armada ETF Advisors LLC (the “Sub-Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Schedule A for the purpose of reflecting the name change for the Non-Traded REIT Fund Tracker ETF to the Private Real Estate Strategy via Liquid REITs ETF (name change became effective on June 2, 2023); and

WHEREAS, Section 15.2 of the Agreement allows for the amendment of the Agreement upon approval by the Board of Trustees of Tidal ETF Trust.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with the Amended Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TOROSO INVESTMENTS, LLC

By:	/s/ Dan Carlson
Name:	Dan Carlson
Title:	CFO

ARMADA ETF ADVISORS LLC

By:	/s/ Phil Bak
Name:	Phil Bak
Title:	CEO

Amended Schedule A

to the

Sub-Advisory Agreement

by and between

Toroso Investments, LLC

and

Armada ETF Advisors LLC

Fund Name	Sub-Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
Private Real Estate Strategy via Liquid REITs ETF	0.02%	June 12, 2023	[ ] Fully Discretionary [ ] Partially Discretionary [X] Non-Discretionary	[ ] Full [ ] Advisory [X] None